Filed pursuant to Rule 433. Registration Statement Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01


855.727.3877 | www.rbs.com/etnUS
RBS®

Trading RBS Exchange Traded Notes

RBS ETNs are traded on the NYSE Arca
9:30am - 4:00pm ET

FOR REGISTERED BROKER/DEALERS AND REGISTERED INVESTMENT ADVISORS ONLY. NOT FOR DISTRIBUTION TO INDIVIDUAL INVESTORS.

RBS US Large Cap Trendpilot™ ETN >>

TRND
LISTED NYSE ARCA

Ticker: **TRND**
Intraday Indicative Value Ticker: **TRND.IV**
CUISP: 78009L308
ISIN: US78009L3087
Bloomberg Index Ticker: **TPLCUT**

RBS US Mid Cap Trendpilot™ ETN >>

TRNM
LISTED NYSE ARCA

Ticker: **TRNM**
Intraday Indicative Value Ticker: **TRNM.IV**
CUISP: 78009L209
ISIN: US78009L2097
Bloomberg Index Ticker: **TPMCUT**

RBS Gold Trendpilot™ ETN >>

TBAR
LISTED NYSE ARCA

Ticker: **TBAR**
Intraday Indicative Value Ticker: **TBAR.IV**
CUISP: 78009L407
ISIN: US78009L4077
Bloomberg Index Ticker: **TPGLDUT**

RBS Oil Trendpilot™ ETN >>

TWTI
LISTED NYSE ARCA

Ticker: **TWTI**
Intraday Indicative Value Ticker: **TWTI.IV**
CUISP: 78009P127
ISIN: US78009P1277
Bloomberg Index Ticker: **TPOILUT**

Firms with a Master Selected Dealer Agreement (MSDA) with RBS Securities Inc. may purchase block orders directly through RBS Securities Inc.

Contact your trading desk or Pacer Financial at 855-727-3877 for any trading questions.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The relevant Index may underperform its Benchmark Index, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest. Any payment on RBS ETNs is subject to the ability of The Royal Bank of Scotland N.V. or The Royal Bank of Scotland plc, as the issuer, and RBS Holdings N.V. or The Royal Bank of Scotland Group plc, as the guarantor, to pay their respective obligations when they come due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).

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